                                                                 Exhibit 12 (a)

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
                      GENERAL ELECTRIC CAPITAL CORPORATION

                           AND CONSOLIDATED AFFILIATES

                Computation of Ratio of Earnings to Fixed Charges

                                                                       Years ended December 31
                                                   ------------------------------------------------------------------
  (Dollars in millions)                                1999         1998          1997         1996         1995
                                                   ------------- ------------ ----------- -------------- ------------
  Net earnings .................................... $   4,208     $   3,374    $   2,729     $  2,632      $  2,261
  Provision for income taxes ......................     1,553         1,185          997        1,172         1,071
  Minority interest ...............................        68            49           40           86            81
                                                   ------------- ------------ ----------- -------------- ------------
  Earnings before income taxes and minority
   interest .......................................     5,829         4,608        3,766        3,890         3,413
                                                   ------------- ------------ -------------------------- ------------
  Fixed charges:
   Interest .......................................     9,183         8,772        7,440        7,114         6,520
   One-third of rentals ...........................       345           289          240          177           170
                                                   ------------- ------------ -------------------------- ------------
  Total fixed charges .............................     9,528         9,061        7,680        7,291         6,690
                                                   ------------- ------------ -------------------------- ------------
  Less interest capitalized, net of amortization ..       (87)          (88)         (52)         (41)          (21)
                                                   ------------- ------------ -------------------------- ------------
  Earnings before income taxes and minority
   interest plus fixed charges .................... $  15,270     $  13,581    $  11,394    $  11,140     $  10,082
                                                   ============= ============ ========================== ============
  Ratio of earnings to fixed charges ..............      1.60         1.50          1.48         1.53         1.51
                                                   ============= ============ ========================== ============
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